CUISINE SOLUTIONS, INC.

Executive Incentive Compensation Plan (“EICP”)

For fiscal year 2008, each executive officer of the Company (“Executive”) shall be eligible to receive Bonus Compensation. Bonus Compensation has two components: “Performance Bonus Compensation” and “Discretionary Bonus Compensation.” Performance Bonus Compensation shall be determined based upon the Company’s level of achievement of a defined goal in a specified Performance Category. Discretionary Bonus Compensation shall be determined by the Compensation Committee of the Board of Directors, in its sole discretion.

I.          PERFORMANCE BONUS COMPENSATION

A.    Performance Category. Executive shall be eligible to receive Performance Bonus Compensation based upon the Company’s performance in the following Performance Category: EBITDA.

B.   Setting of Performance Target. On or before June 1, the Company’s executive management (i.e., CEO, President, COO and CFO) shall submit to the Board of Directors a business plan for the next fiscal year, which shall include a performance target for EBITDA (the “Performance Target”). Executive management and the Board of Directors (or its designee) shall meet to discuss the reasonableness of the target and to make any adjustments required in light of business conditions. The Board of Directors shall have final authority to set the Performance Target.

C.    Performance Bonus Calculation. At the end of each fiscal year (or, in the case of a partial year, on Executive’s last day of employment), actual results will be compared to the Performance Target set for the year in the Performance Category. The actual result shall be divided by the Performance Target and the Executive shall be eligible to earn a Performance Bonus of up to fifty percent (50%) of the Executive’s then current base salary. For example, if the quotient is 0.50 (i.e., the Company earned 50% of the Performance Target), the Executive’s Performance Bonus Compensation earned would be equal to the quotient of 25% of the Executive’s then current base salary. If the quotient exceeds 1.00 (i.e., the Company earned greater than 100% of the Performance Target), the “Eligible Bonus Percentage” shall not exceed the dollar amount equal to fifty percent (50%) of the Executive’s then current base salary.

D.   Summary of Performance Bonus Calculation. If any percentage of the Performance Target is achieved, a Performance Bonus is deemed to be earned in the Performance Category, and is calculated as follows:

Eligible Bonus Percentage      x          Eligible Base Salary = Performance Bonus Compensation

E.   Payment of Performance Bonus Compensation. Any Performance Bonus Compensation earned by Executive for a fiscal year shall be paid no more than one week following receipt of the annual audit, less standard withholding and authorized deductions.

II.        DISCRETIONARY BONUS COMPENSATION

In addition to Performance Bonus Compensation, the Board of Directors shall have the authority to award Executive a Discretionary Bonus. The sum of the Performance Bonus and the Discretionary Bonus in the aggregate shall not exceed fifty percent (50%) of the Executive’s Base Salary.  Any Discretionary Bonus awarded to Executive for a fiscal year shall be paid no more than one week following receipt of the annual audit, less standard withholding and authorized deductions. The amount of the Discretionary Bonus, if any, shall be within the full and complete discretion of the Board of Directors and no amount of Discretionary Bonus shall be vested or otherwise guaranteed for any fiscal year.